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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Morgan Stanley Group Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

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March  , 1996



Dear ,

Morgan Stanley recently released its annual proxy statement. This year's proxy seeks stockholder approval for a new ten-year stock compensation plan. We believe that there are important points that should be considered when evaluating the merits of the proposed plan. These points include:

 . The proposed stock compensation plan is not a radical departure from past practice. Morgan Stanley has actively used stock compensation since becoming a public company in 1986. The current equity incentive compensation plan replaces a plan that has been in effect since 1988. Under the prior plan, stockholders approved authorizations equal to 33% and 34% of total shares outstanding in 1989 and 1991, respectively. The proposed share authorization of up to 91 million shares, or 59% of outstanding shares, has increased to reflect the expected need for additional stock compensation as the Firm continues to grow over the next ten years.

 . Morgan Stanley uses stock compensation to ensure a meaningful level of employee ownership. Currently, employees and directors own approximately 39% of Morgan Stanley, the highest internal ownership amongst public US securities firms. Morgan Stanley believes that the most effective way to manage its business is to ensure that its employees, and especially its management, have a meaningful ownership stake in the Firm. High internal ownership levels also give management an appropriate interest in minimizing the dilutive effects of stock compensation.

 . Morgan Stanley has a history of minimizing dilution from stock compensation through stock repurchases. While awarding stock-based compensation every year, stock repurchases have limited the growth in average common and common equivalent shares to an average rate of 1% per annum since 1986. This dilution was clearly acceptable in the context of the 365%, or 16.8% per annum, total return in Morgan Stanley common stock since 1986/1/
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/1/Source: Bloomberg, monthly total return with dividends reinvested between
   3/31/86 and 2/29/96.
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 . Stock awards are an integral part of officer compensation.  Total compensation for each officer is determined based on individual and Firm performance as well as industry norms for the officer's position. A portion of the officer's compensation is then paid in restricted stock-based awards. These stock awards are in lieu of, not in addition to, cash compensation and satisfy an accrued compensation expense on the balance sheet. Without stock awards, this compensation expense would have been entirely satisfied with cash.

 . Morgan Stanley's use of stock compensation provides an internal source of equity capital to support the Firm's growth. New equity from stock compensation supports rapid balance sheet growth during capital intensive business cycles. Balance sheet growth during these periods captures incremental revenues and enhances Morgan Stanley's profitability.

Morgan Stanley believes its responsible use of stock compensation is critical to the Firm's success. Stock awards ensure that employees have a stake in the performance of Morgan Stanley common stock. Morgan Stanley believes that maintaining an employee stake in the Firm will guarantee the ongoing alignment of management and stockholder interests. Internal ownership also ensures that management focuses on long-term value creation. Without the responsible use of stock compensation, the benefits of managers operating as owners would be lost, a prospect which Morgan Stanley believes would be detrimental to the interests of employees and stockholders of Morgan Stanley.


Sincerely,



Charles B. Hintz
Treasurer